Exhibit 99.1

China Wind Systems, Inc. to Expand Forged Product Facility and Produce Electro-Slag Re-Melted Products

Press Release
Source: China Wind Systems, Inc.
On Monday October 5, 2009, 8:30 am EDT

WUXI, Jiangsu Province, China, Oct. 5 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB - News; "China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced plans to expand its recently completed state-of-the-art forged product facility with a new production line, enabling the Company to manufacture electro-slag re-melted (ESR) forged products for the high performance components market of the wind power industry.

China Wind Systems has ordered the initial machinery for the expansion project, which is expected to be completed by the end of the second quarter of 2010, pending financing. At full capacity, the ESR production line is expected to be able to produce 6,000 tons of products that are currently priced at approximately RMB 30,000 (USD $4,390) per ton. Due to the high performance and specialized nature of ESR applications, the Company believes that it will be able to achieve significantly higher margins for ESR products than for its current forged products.

"ESR technology is utilized to increase the durability and quality of steel material used in high-quality yaw bearings and other high performance components," commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "We are confident that by manufacturing these high-end forged products, we will enhance our brand recognition in the industry and increase our profitability."

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high- precision rolled rings and other essential components. For more information on the Company, please visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes", "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward- looking statements.

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-877-224-6696 x705	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com
Website: www.chinawindsystems.com	Website: www.ccgirasia.com

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